EXECUTION COPY















                                    AGREEMENT


                                 by and between


                                LENOX GROUP, INC.


                                       and


                               CLINTON GROUP, INC.

                                TABLE OF CONTENTS



ARTICLE I DEFINITIONS..........................................................1


ARTICLE II STANDSTILL OBLIGATIONS..............................................3

   Section 2.1       Clinton's Standstill Obligations..........................3

ARTICLE III BOARD REPRESENTATION...............................................4

   Section 3.1       Representation on the Board...............................4

ARTICLE IV NO SOLICITATION OR SIMILAR ACTIVITY.................................5

   Section 4.1       No Solicitation or Similar Activity.......................5

ARTICLE V MISCELLANEOUS........................................................7

   Section 5.1       Representations...........................................7
   Section 5.2       Governing Law; Jurisdiction and Venue.....................7
   Section 5.3       Assignment................................................8
   Section 5.4       Entire Agreement; Amendment...............................8
   Section 5.5       Notices, Etc..............................................8
   Section 5.6       Delays or Omissions.......................................9
   Section 5.7       Expenses..................................................9
   Section 5.8       Specific Performance......................................9
   Section 5.9       Further Assurances........................................9
   Section 5.10      Facsimile; Counterparts..................................10
   Section 5.11      Severability.............................................10
   Section 5.12      Interpretation...........................................10
   Section 5.13      Public Announcements.....................................10

                                                                  EXECUTION COPY


                                    AGREEMENT


         This Agreement (the "Agreement") is made as of April 13, 2007, by and between Lenox Group, Inc., a Delaware corporation (the "Company"), and Clinton Group, Inc., a Delaware corporation ("Clinton").

         WHEREAS, Clinton is the beneficial holder of 1,621,089 shares of Company Common Stock, representing approximately 11.52% of the outstanding Voting Stock;

         WHEREAS, the parties have agreed, subject to the terms and conditions herein contained, to have the Board elect Conrad L. Bringsjord ("Bringsjord"), managing director of Clinton, to the Board, effective immediately, and to include him as part of the Company's slate of nominees for election by the stockholders of the Company at the 2007 Annual Meeting.

         NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         For the purpose of this Agreement, the following terms shall have the meaning specified with respect thereto below:

         "2007 ANNUAL MEETING" shall mean the annual meeting of stockholders of the Company to be held in 2007.

         "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the rules and regulations, promulgated under the Exchange Act; PROVIDED, HOWEVER, that for purposes of this Agreement, Clinton and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be "Affiliates" of one another.

         "BENEFICIALLY OWN," "BENEFICIALLY OWNED," or "BENEFICIAL OWNERSHIP" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

         "BOARD" shall mean the Board of Directors of the Company.

         "BOARD APPROVAL" shall mean the affirmative vote of a majority of the Disinterested Directors of the Board or a unanimous written consent of the Board duly obtained in accordance with the applicable provisions of the Company's certificate of incorporation, bylaws and applicable law.

         "BOARD REPRESENTATION PERIOD" shall mean that period of time during which Clinton has a representative on the Board and such representative is a member of both the Executive Committee and the Audit Committee of the Board, commencing on the date hereof (with respect to his election to the Board) or on the date that is within five business days after the date hereof (with respect to the date of his election to both such Committees) and ending on the date on which Bringsjord (or any other Clinton designee) is no longer serving as a director on the Board and on such Committees.

         "CHANGE-IN-CONTROL OF THE COMPANY" shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; (iii) a sale of all or substantially all of the assets of the Company;
(iv) a liquidation or dissolution of the Company; (v) the institution of any proceeding by or against the Company under the provisions of any insolvency or bankruptcy law which is not dismissed within ninety (90) days, the appointment of a receiver of a material portion of the assets or property of the Company, or the issuance of an order for an execution on a material portion of the property of the Company pursuant to a judgment which is not dismissed within ninety (90) days; or (vi) individuals who, as of the date of this Agreement, constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved, other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses) cease for any reason to constitute a majority of the Board then in office.

         "COMPANY COMMON STOCK" shall mean shares of the Common Stock of the Company.

         "CONTROL" or "CONTROLLED BY" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

         "DISINTERESTED DIRECTOR" means a member of the Board who is not (i) an employee or consultant of Clinton or any of its Affiliates; (ii) a member of the board of directors of Clinton or any of its Affiliates; or (iii) the holder of more than three percent (3%) of the voting stock of Clinton or any of its Affiliates.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "STANDSTILL LIMIT" shall mean 18% of the Total Current Voting Power of the Company.

         "STANDSTILL PERIOD" shall mean the period beginning on the date hereof and ending on the occurrence of a Standstill Termination Event.

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         "STANDSTILL TERMINATION EVENT" shall mean the earliest to occur of the following: (i) the announcement of an event which constitutes, or a plan or proposal which is reasonably likely to be consummated and would, if consummated, constitute, a Change in Control of the Company (other than a Change of Control of the Company involving Clinton or any Affiliate of Clinton or a 13D Group of which Clinton or any Affiliate of Clinton is a member); (ii) October 31, 2007, if the Stock Price is less than $7.00 per share as of such date; (iii) December 31, 2007, if the Stock Price is at least $7.00 per share as of October 31, 2007.

         "STOCK PRICE" shall mean the arithmetic average of the closing prices posted on the New York Stock Exchange, Inc. for one share of Company Common Stock for each of the 10-trading days up to and including a measurement date.

         "TOTAL CURRENT VOTING POWER" shall mean, with respect to the Company, at the time of determination thereof, the total number of votes which may be cast in the election of members of the board of directors of the Company if all securities entitled to vote in the election of such directors are present and voted.

         "VOTING STOCK" shall mean shares of Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

         "13D GROUP" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

                                   ARTICLE II
                             STANDSTILL OBLIGATIONS

         Section 2.1  CLINTON'S STANDSTILL OBLIGATIONS.

                 (a) During the Board Representation Period, none of Clinton, any Affiliate of Clinton or any 13D Group of which Clinton or any of its Affiliates is a member shall, directly or indirectly, acquire or Beneficially Own Voting Stock or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock, if the effect of such acquisition would be to increase the percentage of Total Current Voting Power of the Company represented by all Voting Stock Beneficially Owned by Clinton and its Affiliates (and any 13D Group to which Clinton and its Affiliates is a party) to more than the Standstill Limit.

                 (b) Clinton shall not be deemed to have violated its covenants under this Section 2.1 solely by virtue of (and only to the extent of) any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by Voting Stock Beneficially Owned by Clinton or its Affiliates if such increase is the result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company's Affiliates that have the effect of reducing the Total Current Voting Power of the Company.

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

                 (c) During the Board Representation Period, Clinton shall promptly (and in no case later than five (5) business days of such event) notify the Company if the aggregate Beneficial Ownership of Voting Stock of Clinton and its Affiliates (and any 13D Group to which Clinton and its Affiliates is a party) exceeds the aggregate Beneficial Ownership of Voting Stock specified in Clinton's last Schedule 13D filed with respect to the Company) by more than 1% of the outstanding Voting Stock. Such notice shall specify the amount of Voting Stock Beneficially Owned by Clinton and its Affiliates (and any 13D Group to which Clinton and its Affiliates is a party) as of the date of the notice. Notwithstanding any provision of this Section 2.1(c) to the contrary, the provisions of this Section 2.1(c) requiring notice to the Company may be satisfied by the delivery by Clinton to the Company of any Schedule 13D or Schedule 13G filed by Clinton with respect to the Voting Stock (or any amendment thereto).

                 (d) During the Board Representation Period, the Company shall not amend its certificate of incorporation or bylaws or its Rights Agreement (or take similar actions) in such a manner as would preclude Clinton from purchasing Company Common Stock up to the Standstill Limit.

                                  ARTICLE III
                              BOARD REPRESENTATION

         Section 3.1 REPRESENTATION ON THE BOARD. The parties agree to the following:

                 (a) At a meeting of the Board held on April 9, 2007, the Board expanded its size from seven to eight positions and elected Bringsjord to serve as a director on the Board, subject to negotiation and execution of this Agreement in form satisfactory to the Company. By virtue of the Company's execution of this Agreement, such condition is satisfied and Bringsjord's election to the Board is effective. The Company shall, and the Board has acted to, include Bringsjord as a Board-recommended nominee for election at the 2007 Annual Meeting. The Company shall seek to cause Bringsjord to be elected at the 2007 Annual Meeting in the same manner as it seeks to cause any Board-recommended nominee to be elected at the 2007 Annual Meeting. The Board shall promptly appoint Bringsjord as a member of both the Executive Committee and Audit Committee of the Board.

                 (b) The Company shall, and the Board has agreed at that meeting to, cause its Board Affairs Committee to commence a search, to be completed, if possible, within six months, for one additional "independent director," as defined in the applicable New York Stock Exchange rules, having appropriate industry knowledge and expertise, as determined by the Board. Clinton may bring forward qualified nominees for that Committee's further consideration.

                 (c) Subject to the Company's and the Board's compliance with the provisions of this Section 3.1, Clinton shall cause all shares of Company Common Stock Beneficially Owned by it and its Affiliates, and shall use its best efforts to cause all shares of Company Common Stock Beneficially Owned by its "associates" (as defined in Rule 12b-2 of the Exchange Act), if any, to be voted: (i) in favor of the eight nominees for director nominated by the Board and recommended for election to the stockholders of the Company at the 2007 Annual Meeting, provided that such eight nominees are comprised of the seven incumbent directors as of the date

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

         hereof and Bringsjord, and provided that the proxy statement does not contain any management proposals other than election of directors and ratification of the appointment of the Company's independent auditors and (ii) against any other nominee or slate of nominees for director that shall be proposed in opposition to or as an alternative to such slate of nominees recommended by the Board for election at the 2007 Annual Meeting. For so long as Clinton holds 9% or more of the outstanding shares of Company Common Stock, (i) the Company and the Board shall re-nominate Bringsjord (or another Clinton designee) for election as director at any Annual Meeting and (ii) the Board shall appoint Bringsjord (or another Clinton designee) as a member of both the Executive Committee and Audit Committee of the Board. Clinton shall be entitled to replace its designee at any time with another designee who is reasonably acceptable to a majority of the Disinterested Directors. If Clinton holds less than 9% of the outstanding shares of Company Common Stock at any time after the date hereof, the Board will have no obligation to re-nominate Bringsjord or any other Clinton designee to the Board.

                 (d) Bringsjord (and any other Clinton designee) shall be entitled to the same compensation, expense reimbursements, indemnification and insurance coverage as the other non-executive directors of the Company.

                                   ARTICLE IV
                       NO SOLICITATION OR SIMILAR ACTIVITY

         Section 4.1 NO SOLICITATION OR SIMILAR ACTIVITY. Subject to the Company's and the Board's compliance with the provisions of Section 3.1, Clinton shall not, at any time during the Standstill Period, directly or indirectly, through one or more intermediaries acting on its behalf, singly or as part of a partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act), and shall cause each of its Affiliates not to, directly or indirectly, whether through the taking of stockholder action by written consent or otherwise:

                 (a) instigate, support or in any way participate in any proxy contest or otherwise engage in the "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act, whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act) with respect to any matter from holders of Voting Stock (including by the execution of actions by written consent) in opposition to proposals or matters proposed, recommended or otherwise supported by the Board;

                 (b) become a "participant" in any "election contest" (as such terms are defined or used in Rule 14-11 under the Exchange Act) with respect to the Company or solicit any consent or communicate with or seek to advise, encourage or influence any Person with respect to the voting of any Voting Stock; PROVIDED, HOWEVER, that CLINTON shall not be prevented hereunder from being a "participant" in support of the management of the Company by reason of the membership of CLINTON's designee on the Board or the inclusion of CLINTON's designee on the slate of nominees for election to the Board proposed by the Company;

                 (c) initiate or participate in the solicitation of, or otherwise solicit, stockholders for the approval of one or more stockholder proposals with respect to the

         Company, as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any stockholder proposal relating to the Company;

                 (d) form, join, encourage the formation of or in any way participate in a 13D Group (other than with any other Clinton Affiliate) for the purposes of acquiring, holding, voting or disposing of any Voting Stock;

                 (e) solicit, seek or offer to effect, negotiate with or provide any confidential information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, to any Director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to: (i) any form of business combination transaction or acquisition involving the Company (other than transactions contemplated by this Agreement), including, without limitation, a merger, exchange offer or liquidation of the Company's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, including, without limitation, a merger, exchange offer or liquidation of the Company's assets, (iii) any acquisition or disposition of assets material to the Company, (iv) any request to amend, waive or terminate the provisions of this Agreement or (v) any proposal or other statement inconsistent with the terms of this Agreement, PROVIDED, HOWEVER, that CLINTON and its Affiliates (x) may discuss the affairs and prospects of the Company, the status of CLINTON's investment in the Company and any of the matters described in clause (i) through (v) of this paragraph at any time, and from time to time, with the Board or any director or executive officer of the Company, (y) may discuss any matter, including any of the foregoing, with its outside legal and financial advisors, if as a result of any such discussions CLINTON is not required to make, and does not make, any public announcement or filing under the Exchange Act otherwise prohibited by this Agreement and (z) may discuss non-confidential information regarding the Company with any third parties so long as Clinton promptly informs the Board of such discussions;

                 (f) seek the removal of any of the Board's directors (other than the replacement of Bringsjord with another Clinton Group designee);

                 (g) seek to increase the number of directors serving on the Board above ten (10) or to increase the number of CLINTON representatives or designees on the Board above one (1), provided that the nominees put forth pursuant to Section 3.1 by Clinton will not be considered representatives or designees of Clinton;

                 (h) call or seek to have called any meeting of the stockholders of the Company; or

                 (i) assist, instigate or encourage any third party to take any of the actions enumerated in this Article IV.

                                   ARTICLE V
                                  MISCELLANEOUS

         Section 5.1 REPRESENTATIONS. Each party represents to the other that:

                 (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) It has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the matters to be performed by it hereby.

                 (c) The execution, delivery and performance by such party of this Agreement and the consummation of the matters contemplated hereby have been duly authorized by all necessary corporate action on the part of such party.

                 (d) This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes the legal, valid and binding agreement of such first party, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.2  GOVERNING LAW; JURISDICTION AND VENUE.

                 (a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

                 (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement:

                          (i) expressly and irrevocably consents and submits to
                              the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding, including to enforce any settlement, order or award;

                         (ii) agrees that each state and federal court located
                              in the State of Delaware shall be deemed to be a convenient forum; and

                        (iii) waives and agrees not to assert (by way of
                              motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

                 (c) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 5.2 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

         Section 5.3 ASSIGNMENT. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Except as provided herein, any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of other parties shall be void AB INITIO. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 5.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof, and no party shall be liable or bound to any other party in any manner except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         Section 5.5 NOTICES, ETC. All notices or other communications to a party required or permitted under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile (with confirmation of transmission) or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or by reputable overnight courier service (with acknowledgement of receipt), addressed to the applicable party as follows:

if to the Company, to:                 Lenox Group, Inc.
                                       1414 Radcliffe Street
                                       Bristol, PA  19007-5406
                                       Attn:  General Counsel
                                       Facsimile:  (267) 525-5646

with a copy, which shall not
constitute notice, to:                 Dorsey & Whitney LLP
                                       50 South Sixth Street
                                       Minneapolis, MN  55402-1498
                                       Attn:  Robert A. Rosenbaum, Esq.
                                       Facsimile:  (612) 340-7800
and if to Clinton Group, to:           Clinton Group, Inc.
                                       9 West 57th Street
                                       26th Floor
                                       New York, NY 10019
                                       Attn:  Justin Meagher, Legal Counsel
                                       Facsimile:  (212) 377-4366

with a copy, which shall not
constitute notice, to:                 Schulte Roth & Zabel LLP
                                       919 Third Avenue
                                       New York, NY 10022
                                       Attn:  Marc Weingarten, Esq.
                                       Facsimile:  (212) 593-5955

Either party may change its specified recipient and/or notice address by delivering notice to the other party hereto given in the manner prescribed herein. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by facsimile) or on the day shown on the return receipt (if delivered by mail).


         Section 5.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

         Section 5.7 EXPENSES. Except as otherwise specifically provided herein, the Company and Clinton shall each bear its own expenses incurred with respect to this Agreement and the matters contemplated hereby.

         Section 5.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of posting any bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof. The foregoing rights are in addition to any other remedy to which they may be entitled by law or equity. A party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

         Section 5.9 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor Clinton shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

         Section 5.10 FACSIMILE; COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         Section 5.11 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; PROVIDED, that no such severability shall be effective if it materially changes the purpose or intent of this Agreement to any party.

         Section 5.12 INTERPRETATION.

                 (a) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

                 (b) Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

                 (c) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

         Section 5.13 PUBLIC ANNOUNCEMENTS. The parties shall mutually agree, prior to announcement, on the text of a press release or any other public announcement (other than a filing covered by the next clause hereof) with respect to the signing of this Agreement, and shall consult with each other concerning related filings with the Securities and Exchange Commission prior to any such filing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        LENOX GROUP, INC.


                                        /s/ Stewart M. Kasen
                                        -----------------------------------
                                        By: Stewart M. Kasen
                                            -------------------------------
                                        Its:  Chairman
                                              -----------------------------


                                        CLINTON GROUP, INC.


                                        /s/ Francis Ruchalski
                                        -----------------------------------
                                        By: Francis Ruchalski
                                            -------------------------------
                                        Its:  Comptroller
                                              -----------------------------